Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3, Nos. 33-72144 and 333-105463) pertaining to the Producers’ Stock Purchase Plan and Plan Trust of AEGON USA, Inc. of our report dated March 21, 2007, with respect to the financial statements of the AEGON USA, Inc. Producers’ Stock Purchase Plan and Plan Trust included in this Annual Report (Form 11-K) for the year ended December 31, 2006.

/s/Ernst & Young LLP

Des Moines, Iowa

March 30, 2007